UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 17, 2013

CELLDEX THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-15006	13-3191702
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

119 Fourth Avenue

Needham, Massachusetts 02494-2725

(Address of principal executive offices) (Zip Code)

(781) 433-0771

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02   Termination of a Material Definitive Agreement.

Celldex Therapeutics, Inc. (the “Company”) has elected to prepay its term loans under its Loan and Security Agreement, dated as of December 30, 2010, by and among Celldex Therapeutics, Inc., Celldex Research Corporation, MidCap Financial, LLC, and General Electric Capital Corporation, as amended (the “Loan Agreement”), pursuant to the terms of the Loan Agreement.  Those term loans would have otherwise matured in December 2014.   By prepaying the term loan in May 2013, the Company will save approximately $0.5 million in interest expense (net of prepayment fees), which would have been payable over the remaining term of the loan.

On May 17, 2013, the Company repaid in full its term loan under the MidCap Loan Agreement, repaying the remaining principal amount of approximately $8.8 million in addition to $0.7 million in interest, prepayment and final payment fees.   As a result, the Loan Agreement was terminated.

The Company’s obligations under the Loan Agreement had been secured by a first priority security interest in substantially all of its assets, other than its intellectual property.  In connection with the termination of the Loan Agreement, those security interests are being released.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLDEX THERAPEUTICS, INC.

Date: May 20, 2013	By:	/s/ Avery W. Catlin
Avery W. Catlin
Title: Senior Vice President and Chief Financial Officer